NEWS RELEASE	EXHIBIT 99.1

For Release on September 8, 2005 9:00 AM (ET) (925) 328-4656	Contact: Mark H. Cosmez II Vice President, Finance/Chief Financial Officer
Giga-tronics Promotes Regazzi to President and General
Manager of its Instrument Division
     San Ramon, CA — Giga-tronics, Incorporated (NASDAQ: GIGA) announced today the promotion of Mr. John Regazzi from Vice President of Operations, to the position of President and General Manager of its Instrument Division.
     George H. Bruns, Jr., Chairman and CEO of Giga-tronics, said “Mr. Regazzi’s 26 years of engineering and management experience in this industry will serve him well in this new position. He had spent 22 years in Senior Engineering positions with Hewlett Packard and Agilent before joining Giga-tronics in 2001 as Vice President and Engineering Manager of the Instrument Division. More recently, his responsibilities were broadened to include both engineering and manufacturing. I have great confidence in John and believe he will do an excellent job in his new position.”
     “For the last 3 years as the company has gone through a very difficult period of reductions in force and restructuring, I have served as both CEO of Giga-tronics and as General Manager of its Instrument Division. This organizational change will relieve me of day-to-day responsibilities for the Division, and therefore permit more effective focus on the overall management of the company. At the same time, it brings greater technical and marketing strength to the division.”
     Giga-tronics is a publicly held company, traded on the NASDAQ under the symbol “GIGA”.
     This press release contains forward-looking statements concerning profitability, backlog and shipments. Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables. For further discussion, see Giga-tronics’ annual report on Form 10-KSB for the fiscal year ended March 26, 2005 Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”.

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